Exhibit 99.1

Catalyst Health Solutions Reports

Fourth Quarter and Year End Financial Results

ROCKVILLE, MD, February 21, 2012 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI), today announced its financial results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter Year-Over-Year Highlights:

•	Revenue increased 38% to $1.54 billion

•	Adjusted earnings per diluted share increased 23% to $0.69

•	GAAP earnings per diluted share were $0.39

Full Year 2011 Highlights:

•	Revenue increased 42% to $5.33 billion

•	Adjusted earnings per diluted share increased 23% to $2.37

•	GAAP earnings per diluted share were $1.39

•	Executed strategic acquisition of Walgreens Health Initiatives (WHI) in June

•	Completed integration of FutureScripts, achieved financial targets

•	Continued expansion of Generic Advantage Plan, Catalyst Mobile and Retail 90 offering to provide cost savings to clients and members

“We are pleased with the Company’s performance,” stated David T. Blair, Chairman and Chief Executive Officer of Catalyst. “This was a transformational year for the Company as we made significant investments to scale the business and position Catalyst to benefit from the changing market dynamics. During the quarter, we made great progress on the integration of WHI and continue to be on-track for our stated financial goals. With favorable industry trends and client demands for transparency, combined with our value proposition and clinical excellence, Catalyst continues to be well positioned to drive meaningful long-term earnings growth.”

Fourth Quarter Results

Revenue for the fourth quarter increased by $428.0 million, or 38%, to $1.54 billion from $1.12 billion in the prior year’s comparable quarter. The increase relates to additional prescription volume from WHI, volume from new clients and price inflation on brand drugs, partially offset by increased generic utilization.

Total prescription volume, after adjusting for the difference in days supply between 90-day prescriptions (mail and retail) and traditional 30-day retail prescriptions, was up 30% to 32.1 million for the quarter versus 24.6 million for the same period in 2010, excluding administrative services only (ASO) claims. ASO claims increased significantly with the acquisition of WHI to 21.1 million in the fourth quarter of 2011 from 120 thousand in the prior year period. Due to the limited nature of services or contractual responsibilities, ASO claims are accounted for on a net basis in revenue. Adjusted mail-order penetration decreased to 10% from 12% due to the change in mix with the WHI client base included in the fourth quarter volume. Generic utilization increased to 75% from 73% in the fourth quarter of 2010.

Gross profit for the fourth quarter increased $26.5 million, to $92.6 million, compared to $66.1 million, or a growth of 40% over the fourth quarter of the prior year. The increase in gross profit was due to the addition of WHI volume, higher generic utilization and margin contribution from new clients, offset by lower margins on renewal business. Fourth quarter gross profit is reported net of $5.6 million of acquisition related intangible asset amortization.

Fourth quarter operating income was $32.3 million compared to $37.4 million in the fourth quarter of 2010. The decrease in operating income was primarily due to higher selling, general and administrative (SG&A) expenses, which included WHI SG&A expenses. In the fourth quarter, SG&A also included WHI transition and integration expenses of $13.5 million, and acquisition related intangible amortization of $5.0 million. Adjusting for these items, fourth quarter SG&A would have been $41.8 million and operating income would have increased by 36% to $50.8 million.

Net income for the fourth quarter of 2011 was $19.1 million, or $0.39 per diluted share, compared to the prior year’s net income of $22.6 million, or $0.51 per diluted share.

Full Year Results

Revenue for the twelve months ended December 31, 2011 increased 42% to $5.33 billion from $3.76 billion in the prior year. The increase in revenue was due to the addition of WHI and FutureScripts revenue, increases in prescription volume from new business and price inflation on brand drugs, offset by the impact of generic utilization.

Total prescription volume, after adjusting for the difference in days supply between 90-day prescriptions (mail and retail) and traditional 30-day retail prescriptions, rose 35% to 113.4 million compared to 84.0 million in the prior year, excluding administrative services only (ASO) claims. ASO claims increased significantly with the acquisition of WHI from 0.5 million in 2010 to 45.2 million in 2011. Due to the limited nature of services or contractual responsibilities, ASO claims are accounted for on a net basis in revenue. Adjusted mail-order penetration decreased to 10% from 11% due to the change in mix with the WHI client base included in 2011 volume. Generic utilization for the year increased to 74% from 72% in 2010.

Gross profit recorded in 2011 increased by $73.6 million or 31% to $307.9 million, compared to $234.2 million in the prior year. The increase in gross profit was due to the addition of WHI and FutureScripts revenue, higher generic utilization and margin contribution from new clients, offset by lower margins on renewal business. Gross profit for 2011 is reported net of $12.9 million of acquisition related intangible asset amortization.

Operating income declined by $18.3 million to $114.2 million in 2011 from $132.5 million in the prior year. The decrease in operating income was due to the increase in gross profit offset by SG&A expenses associated with transaction, transition and integration expenses for WHI of $47.6 million, increased expenses for the WHI and FutureScripts operations and incremental intangible amortization in SG&A of $15.5 million. The effective tax rate for 2011 was 37.7%, compared to 37.9% in 2010. Net income for 2011 was $67.0 million, or $1.39 per diluted share, compared to $81.0 million, or $1.82 per diluted share in the prior year.

2012 Financial Guidance

The Company reaffirms its previously provided 2012 financial guidance for revenue in the range of $5.8 billion to $6.2 billion and adjusted earnings per share of $2.60 to $2.80. GAAP earnings in 2012 will be impacted by non-recurring expenses related to the integration of WHI, which management expects will be approximately $15 million to $20 million, as well as a full year impact of acquisition intangible amortization of approximately $40 million. See “2012 Adjusted Earnings per Share Guidance” Table below for a reconciliation of GAAP to non-GAAP measures.

Conference Call

The Company will hold a conference call on Wednesday, February 22, 2012, at 8:00 a.m. Eastern time. To participate, call 1-800-930-7616, access code 4123722 ten minutes prior to the scheduled start time. The recorded call will be available for telephonic replay from February 22nd, after 11:00 a.m. Eastern time, through March 3rd at 11:00 a.m. Eastern time. To access the replay, dial 1-888-203-1112, replay access code 4123722.

About Catalyst Health Solutions, Inc. (www.chsi.com):

Catalyst Health Solutions, Inc., the fastest growing national PBM in the U.S., is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager (PBM) serving more than 18 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of PBM services to the hospice industry; FutureScripts, LLC, a full-service PBM serving approximately one million lives in the mid-Atlantic region; and a fully integrated prescription mail service facility. The Company’s clients include self-insured employers, including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Catalyst Health Solutions, Inc. financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Catalyst’s management believes providing investors with this information gives additional insights into its results of operations. While Catalyst’s management believes that these non-GAAP financial measures are useful in evaluating its operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on our current expectations, estimates, assumptions and projections about the business, trends in the pharmacy benefit management (“PBM”) industry, and developments in the legal, regulatory and economic environment. Accordingly, you should not place undue reliance on any such statements. In addition, our actual results may vary materially from those anticipated in such forward-looking statements as a result of many factors, many of which are beyond our control, and we cannot guarantee that our performance will be consistent with such forward-looking statements. We believe that these factors include, but are not limited to, the following:

•	Competition in the PBM industry is intense and could impair our ability to attract and retain clients;

•	Our failure to anticipate and appropriately adapt to changes in the rapidly changing health care industry;

•	The loss of one or more key network pharmacies impairing the competitiveness of our services;

•

From time to time we engage in transactions to acquire other companies or businesses and if we are unable to effectively integrate or manage acquired businesses, our operating results may be adversely affected;

•

A failure in the security or stability of our technology infrastructure, or the infrastructure of one or more of our key vendors, or a significant failure or disruption in service within our operations or the operations of such vendors;

•	Our failure to execute on, or other issues arising under, key client contracts upon which our continued financial growth and profitability are dependent;

•

If we or our suppliers fail to comply with complex and evolving laws and regulations, we could suffer penalties, be required to pay substantial damages and/or make significant changes to our operations;

•

Changes in applicable laws or regulations, or their interpretation or enforcement, or the enactment of new laws or regulations, which apply to our business practices (past, present or future) or require us to spend significant resources in order to comply;

•	Healthcare reform and other government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability;

•	Changes relating to Medicare Part D impairing our ability to market services to Medicare Part D eligible plans or members;

•	Changes in industry pricing benchmarks could adversely affect our financial performance; and

•	The terms and covenants relating to our existing indebtedness, our credit ratings and profile, or the future level of our indebtedness could adversely impact our financial performance and liquidity.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Catalyst Health Solutions, Inc.’s most recent reports on Form 10-K and Form 10-Q and other documents of Catalyst Health Solutions, Inc. on file with the Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this material are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations.

Source: Catalyst Health Solutions, Inc.

Catalyst Health Solutions, Inc.

Tim Pearson, Chief Financial Officer

301-548-2900

investorrelations@chsi.com

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2011	2010	2011	2010
Revenue (excludes member co-payments of $574,564, $288,517, $1,844,113, and $1,025,306 for the three months and twelve months ended December 31, 2011 and 2010, respectively)	$1,544,656	$1,116,617	$5,329,594	$3,764,092

Direct expenses	1,452,031	1,050,482	5,021,709	3,529,843
Selling, general and administrative expenses	60,337	28,714	193,665	101,745

Total operating expenses	1,512,368	1,079,196	5,215,374	3,631,588

Operating income	32,288	37,421	114,220	132,504
Interest and other income	6	63	232	937
Interest expense	(1,942)	(1,288)	(7,495)	(3,027)

Income before income taxes	30,352	36,196	106,957	130,414
Income tax expense	11,614	13,644	40,370	49,457

Net income	18,738	22,552	66,587	80,957
Less: Net loss attributable to non-controlling interest	(401)	—	(401)	—

Net income attributable to the Company	$19,139	$22,552	$66,988	$80,957

Net income per share attributable to the Company, basic	$0.39	$0.51	$1.41	$1.85
Net income per share attributable to the Company, diluted	$0.39	$0.51	$1.39	$1.82
Weighted average shares of common stock outstanding, basic	48,985	44,019	47,569	43,855
Weighted average shares of common stock outstanding, diluted	49,471	44,634	48,107	44,536

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED SELECTED INFORMATION

(In thousands)

(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2011	2010	2011	2010
Pharmacy claims processed(1)
Retail prescriptions	23,159	18,357	82,075	62,630
90 – day retail prescriptions	1,950	1,138	6,515	3,957
Mail-order prescriptions	1,016	956	3,938	3,154

Total prescriptions	26,125	20,451	92,528	69,741
Total adjusted prescriptions(2)	32,057	24,638	113,434	83,963

Adjusted mail order penetration % (3)	10%	12%	10%	11%
Adjusted 90 – day penetration % (4)	28%	25%	28%	25%
Generic utilization %	75%	73%	74%	72%

Gross profit	$92,625	$66,135	$307,885	$234,249
Depreciation & amortization	14,074	7,055	40,082	17,306

(1)	Pharmacy claims processed exclude administrative service only (ASO) claims. ASO claims are prescriptions that receive a limited scope of services or contractual responsibilities. These services are generally limited to prescription adjudication and processing and discount card programs. ASO claims are reported on a net-revenue basis. ASO claims were approximately 21.1 million and 0.1 million for the three months ended December 31, 2011 and 2010, respectively, and 45.2 million and 0.5 million for the twelve months ended December 31, 2011 and 2010, respectively.
(2)	Adjusted prescription volume equals the number of 90-day retail prescriptions and mail-order prescriptions multiplied by 3, plus retail prescriptions. 90-day retail prescriptions and mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the number of product days supplied compared with retail prescriptions.
(3)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.
(4)	The percentage of adjusted 90-day retail prescriptions and adjusted mail-order prescriptions to total adjusted prescriptions.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

Adjusted Earnings Per Share Reconciliation

(Unaudited)

We are providing diluted earnings per share excluding the impact of the acquisitions related intangible amortization in order to compare our underlying financial performance to prior periods. Catalyst’s management believes that this non-GAAP financial measure provides useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results.

	For the three months ended December 31,		For the twelve months ended December 31,
	2011	2010	2011	2010
GAAP diluted earnings per share	$0.39	$0.51	$1.39	$1.82

Adjustments for CHII transaction, transition and integration related cost (1)	0.17	—	0.61	—

Adjustment to amortization of intangible assets (2)	0.13	0.05	0.37	0.11

Diluted earnings per share, as adjusted	$0.69	$0.56	$2.37	$1.93

(1)	This adjustment represents the per share effect of transaction, transition and integration costs directly related to the acquisition of Catalyst Rx Health Initiatives Inc. (“CHII”), formerly Walgreens Health Initiatives, Inc., of approximately $13.5 million and $47.6 million ($8.3 million and $29.7 million after tax) for the three months and twelve months ended December 31, 2011, respectively. Transaction, transition and integration expenses include, but are not limited to, charges related to the acquisition of CHII, primarily comprised of transaction closing costs, professional fees (banking, legal and accounting), transition services, integration, retention payments, severance and other acquisition-related expenses or post-closing expenses. These charges include only expenses that are expected to end when the integration is complete. Transaction expenses of approximately $12.2 million ($7.6 million after tax) are included in selling, general and administrative expenses for the twelve months ended December 31, 2011. There were no transaction expenses for the three months ended December 31, 2011. Transition and integration expenses of $13.5 million and $35.4 million ($8.3 million and $22.1 million after tax) are included in selling, general and administrative expenses for the three months and twelve months ended December 31, 2011.
(2)	This adjustment represents the expected per share effect of CHII and all other prior acquisition related intangible amortization. Acquisition related intangible amortization of approximately $5.0 million and $15.5 million ($3.1 million and $9.7 million after tax) for the three months and twelve months ending December 31, 2011, respectively, is included in selling, general and administrative expenses. Acquisition related intangible amortization of approximately $5.6 million and $12.9 million ($3.4 million and $8.0 million after tax) is included as a reduction to revenue for the three months and twelve months ended December 31, 2011, respectively.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

2012 Adjusted Earnings Per Share Guidance Information

(Unaudited)

	Estimated Year ended December 31, 2012
	Low End	High End

GAAP diluted earnings per share	$1.91	$2.05

Adjustment for CHII transition and integration related costs (1)	0.19	0.25

Adjustment for amortization of intangible assets (2)	0.50	0.50

Diluted earnings per share, as adjusted	$2.60	$2.80

(1)	This adjustment represents the expected per share effect of transition and integration costs directly related to the acquisition of Catalyst Rx Health Initiatives Inc. (“CHII”), formerly Walgreens Health Initiatives, Inc. For the year ended December 31, 2012, transition and integration costs are expected to be approximately $15.0 million to $20.0 million ($9.3 million and $12.4 million net of tax).
(2)	This adjustment represents the expected per share effect of the all acquisition related intangible amortization. For the year ended December 31, 2012, intangible amortization is expected to be approximately $40.0 million ($24.8 million net of tax).